CERTIFICATE OF OFFICER
OF
LENNAR PARTNERS, INC.
Pooling and Servicing Agreement
dated as of August 1, 2004 (the "Agreement"), by and among
GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, N.A., as
Master Servicer, ABN AMRO Bank N.Y., as Fiscal Agent and Lennar Partners,
Inc., as Special Servicer
(GSMS 2004-GG2)

The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC.,
a Florida Corporation (the "Company"), in accordance with Section 3.14 of the
Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the Company during the preceding calendar year and of its performance under this Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Company has fulfilled in all material respects its obligations under this Agreement throughout such year, or, and there has been no default in the fulfillment of any such obligation, and (iii) to the best of such officer's knowledge, each Sub-Servicer, if any, has fulfilled its obligations under each Sub-
Servicing Agreement in all material respects, (iv) the Company has received no notice regarding qualification, or challenging the status, of the Upper-Tier REMIC or the
Lower- Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2005.
/s/ Susan K. Chapman
Susan K. Chapman
Vice President
Lennar Partners, Inc.